U.S. SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                    FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

      Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of
         1935 or Section 30(f) of the Investment Company Act of 1940


1.    Name and Address of Reporting Person

      Cumberland Associates
      (Last)                  (First)                (Middle)

      1114 Avenue of the Americas
                             (Street)

      New York               New York                  10036
      (City)                  (State)                  (Zip)



2.    Date of Event Requiring Statement
      (Month/Day/Year)

      1/29/96

3.    IRS or Social Security Number of Reporting Person
      (Voluntary)



4.    Issuer Name and Ticker or Trading Symbol

      Falcon Cable Systems Company (FAL)

5.    Relationship of Reporting Person to Issuer
                  (Check all applicable)

      _______ Director                                X     10% Owner
      _______ Officer (give title below)        ______      Other (specify
                                                            below)



6.    If Amendment, Date of Original (Month/Day/Year)




 338954.1

                     TABLE I - Non-Derivative Securities Beneficially Owned

1.  Title of Security               2.  Amount of         3.  Ownership           4.  Nature of
    (Instr.4)                           Securities            Form:  Direct           Indirect
                                        Beneficially          (D) or                  Beneficial
                                        Owned                 Indirect (I)            Ownership
                                        (Instr.4)             (Instr.5)               (Instr.5)
-------------------------------------------------------------------------------------------------------
Units of limited partner-           None*
ship interest
-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------





TABLE II -     Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

1.  Title of       2.  Date Exer-         3.  Title and               4. Con-         5. Owner-      6. Na-
    Deriva-            cisable and            Amount of Sec-          version         ship Form      ture
    tive               Expiration             urities Under-          or Exer-        of Deri-       of In-
    Security           Date                   lying Deriva-           cise            vative         direct
    (Instr.4)          (Month/Day/Year)       tive Security           Price of        Security:      Bene-
                                              (Instr.4)               Deri-           Direct         ficial
                                                                      vative          (D) or         Owner-
                                                                      Security        Indirect       ship
                                                                                      (I)            (Instr
                                                                                      (Instr.5)      .5)
                  ---------------------------------------------------
                   Date        Expir-          Title       Amount
                   Exer-       ation                       Or
                   cis-        Date                        Number
                   able                                    of
                                                           Shares
---------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------




Explanation of Responses:

* Cumberland Associates, a limited partnership, is engaged in the business of managing, on a discretionary basis, nine securities accounts. Cumberland Associates purchased the subject securities on behalf of certain of its discretionary accounts and disclaims beneficial ownership of these securities except to the extent of its pecuniary interest therein.

                        CUMBERLAND ASSOCIATES

                    By:  /s/ Richard Reiss, Jr.               February 7, 1996
                           Managing Director
                    **Signature of Reporting Person                       Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


 338954.1

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940


1.    Name and Address of Reporting Person

      Reiss                Richard, Jr.
      (Last)                  (First)                (Middle)

      c/o Cumberland Associates
      1114 Avenue of the Americas
                             (Street)

      New York               New York                  10036
      (City)                  (State)                  (Zip)



2.    Date of Event Requiring Statement
      (Month/Day/Year)

      1/29/96

3.    IRS or Social Security Number of Reporting Person
      (Voluntary)



4.    Issuer Name and Ticker or Trading Symbol

      Falcon Cable Systems Company (FAL)

5.    Relationship of Reporting Person to Issuer
                  (Check all applicable)

      _______ Director                                X    10% Owner
      _______ Officer (give title below)        ______     Other (specify below)



6.    If Amendment, Date of Original (Month/Day/Year)




 338954.1

                     TABLE I - Non-Derivative Securities Beneficially Owned

1.  Title of Security               2.  Amount of         3.  Ownership           4.  Nature of
    (Instr.4)                           Securities            Form:  Direct           Indirect
                                        Beneficially          (D) or                  Beneficial
                                        Owned                 Indirect (I)            Ownership
                                        (Instr.4)             (Instr.5)               (Instr.5)
-------------------------------------------------------------------------------------------------------
Units of limited partner-           368,200*              I                       By Partnership
ship interest
-------------------------------------------------------------------------------------------------------
Units of limited partner-           8,200                 D
ship interest
-------------------------------------------------------------------------------------------------------
Units of limited partner-           950                   I                       By Spouse
ship interest




TABLE II -     Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

1.  Title of       2.  Date Exer-         3.  Title and               4. Con-         5. Owner-      6. Na-
    Deriva-            cisable and            Amount of Sec-          version         ship Form      ture
    tive               Expiration             urities Under-          or Exer-        of Deri-       of In-
    Security           Date                   lying Deriva-           cise            vative         direct
    (Instr.4)          (Month/Day/Year)       tive Security           Price of        Security:      Bene-
                                              (Instr.4)               Deri-           Direct         ficial
                                                                      vative          (D) or         Owner-
                                                                      Security        Indirect       ship
                                                                                      (I)            (Instr
                                                                                      (Instr.5)      .5)
                  ---------------------------------------------------
                   Date        Expir-          Title       Amount
                   Exer-       ation                       Or
                   cis-        Date                        Number
                   able                                    of
                                                           Shares
---------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------




Explanation of Responses:

* The reporting person disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein.

                     By:  /s/ Richard Reiss, Jr.               February 7, 1996
                    **Signature of Reporting Person                       Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

 338954.1

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940


1.    Name and Address of Reporting Person

      Wallach                 Andrew
      (Last)                  (First)                (Middle)

      c/o Cumberland Associates
      1114 Avenue of the Americas
                             (Street)

      New York               New York                  10036
      (City)                  (State)                  (Zip)



2.    Date of Event Requiring Statement
      (Month/Day/Year)

      1/29/96

3.    IRS or Social Security Number of Reporting Person
      (Voluntary)



4.    Issuer Name and Ticker or Trading Symbol

      Falcon Cable Systems Company (FAL)

5.    Relationship of Reporting Person to Issuer
                  (Check all applicable)

    _______ Director                               X   10% Owner
    _______ Officer (give title below)        ______   Other (specify below)



6.    If Amendment, Date of Original (Month/Day/Year)




 338954.1

                     TABLE I - Non-Derivative Securities Beneficially Owned

1.  Title of Security               2.  Amount of         3.  Ownership           4.  Nature of
    (Instr.4)                           Securities            Form:  Direct           Indirect
                                        Beneficially          (D) or                  Beneficial
                                        Owned                 Indirect (I)            Ownership
                                        (Instr.4)             (Instr.5)               (Instr.5)
-------------------------------------------------------------------------------------------------------
Units of limited partner-           368,200*              I                       By Partnership
ship interest
-------------------------------------------------------------------------------------------------------
Units of limited partner-           2,500                 D
ship interest
-------------------------------------------------------------------------------------------------------





TABLE II -     Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

1.  Title of       2.  Date Exer-         3.  Title and               4. Con-         5. Owner-      6. Na-
    Deriva-            cisable and            Amount of Sec-          version         ship Form      ture
    tive               Expiration             urities Under-          or Exer-        of Deri-       of In-
    Security           Date                   lying Deriva-           cise            vative         direct
    (Instr.4)          (Month/Day/Year)       tive Security           Price of        Security:      Bene-
                                              (Instr.4)               Deri-           Direct         ficial
                                                                      vative          (D) or         Owner-
                                                                      Security        Indirect       ship
                                                                                      (I)            (Instr
                                                                                      (Instr.5)      .5)
                  ---------------------------------------------------
                   Date        Expir-          Title       Amount
                   Exer-       ation                       Or
                   cis-        Date                        Number
                   able                                    of
                                                           Shares
---------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------




Explanation of Responses:

* The reporting person disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein.

                     By:  /s/ Andrew Wallach                   February 7, 1996
                     **Signature of Reporting Person                       Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

 338954.1

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940


1.    Name and Address of Reporting Person

      Andersen                  K.                    Tucker
      (Last)                  (First)                (Middle)

      c/o Cumberland Associates
      1114 Avenue of the Americas
                             (Street)

      New York               New York                  10036
      (City)                  (State)                  (Zip)



2.    Date of Event Requiring Statement
      (Month/Day/Year)

      1/29/96

3.    IRS or Social Security Number of Reporting Person
      (Voluntary)



4.    Issuer Name and Ticker or Trading Symbol

      Falcon Cable Systems Company (FAL)

5.    Relationship of Reporting Person to Issuer
                  (Check all applicable)

      _______ Director                               X    10% Owner
      _______ Officer (give title below)        ______    Other (specify below)



6.    If Amendment, Date of Original (Month/Day/Year)




 338954.1

                     TABLE I - Non-Derivative Securities Beneficially Owned

1.  Title of Security               2.  Amount of         3.  Ownership           4.  Nature of
    (Instr.4)                           Securities            Form:  Direct           Indirect
                                        Beneficially          (D) or                  Beneficial
                                        Owned                 Indirect (I)            Ownership
                                        (Instr.4)             (Instr.5)               (Instr.5)
-------------------------------------------------------------------------------------------------------
Units of limited partner-           368,200*              I                       By Partnership
ship interest
-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------





TABLE II -     Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

1.  Title of       2.  Date Exer-         3.  Title and               4. Con-         5. Owner-      6. Na-
    Deriva-            cisable and            Amount of Sec-          version         ship Form      ture
    tive               Expiration             urities Under-          or Exer-        of Deri-       of In-
    Security           Date                   lying Deriva-           cise            vative         direct
    (Instr.4)          (Month/Day/Year)       tive Security           Price of        Security:      Bene-
                                              (Instr.4)               Deri-           Direct         ficial
                                                                      vative          (D) or         Owner-
                                                                      Security        Indirect       ship
                                                                                      (I)            (Instr
                                                                                      (Instr.5)      .5)
                  ---------------------------------------------------
                   Date        Expir-          Title       Amount
                   Exer-       ation                       Or
                   cis-        Date                        Number
                   able                                    of
                                                           Shares
---------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------




Explanation of Responses:

* The reporting person disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein.

                     By:  /s/ K. Tucker Andersen               February 7, 1996
                    **Signature of Reporting Person                       Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

 338954.1

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940


1.    Name and Address of Reporting Person

      Schafer                  Oscar                    S.
      (Last)                  (First)                (Middle)

      c/o Cumberland Associates
      1114 Avenue of the Americas
                             (Street)

      New York               New York                  10036
      (City)                  (State)                  (Zip)



2.    Date of Event Requiring Statement
      (Month/Day/Year)

      1/29/96

3.    IRS or Social Security Number of Reporting Person
      (Voluntary)



4.    Issuer Name and Ticker or Trading Symbol

      Falcon Cable Systems Company (FAL)

5.    Relationship of Reporting Person to Issuer
                  (Check all applicable)

      _______ Director                             X    10% Owner
      _______ Officer (give title below)      ______    Other (specify below)



6.    If Amendment, Date of Original (Month/Day/Year)




 338954.1

                     TABLE I - Non-Derivative Securities Beneficially Owned

1.  Title of Security               2.  Amount of         3.  Ownership           4.  Nature of
    (Instr.4)                           Securities            Form:  Direct           Indirect
                                        Beneficially          (D) or                  Beneficial
                                        Owned                 Indirect (I)            Ownership
                                        (Instr.4)             (Instr.5)               (Instr.5)
-------------------------------------------------------------------------------------------------------
Units of limited partner-           368,200*              I                       By Partnership
ship interest
-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------





TABLE II -     Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

1.  Title of       2.  Date Exer-         3.  Title and               4. Con-         5. Owner-      6. Na-
    Deriva-            cisable and            Amount of Sec-          version         ship Form      ture
    tive               Expiration             urities Under-          or Exer-        of Deri-       of In-
    Security           Date                   lying Deriva-           cise            vative         direct
    (Instr.4)          (Month/Day/Year)       tive Security           Price of        Security:      Bene-
                                              (Instr.4)               Deri-           Direct         ficial
                                                                      vative          (D) or         Owner-
                                                                      Security        Indirect       ship
                                                                                      (I)            (Instr
                                                                                      (Instr.5)      .5)
                  ---------------------------------------------------
                   Date        Expir-          Title       Amount
                   Exer-       ation                       Or
                   cis-        Date                        Number
                   able                                    of
                                                           Shares
---------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------




Explanation of Responses:

* The reporting person disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein.

                     By:  /s/ Oscar S. Schafer                 February 7, 1996
                     **Signature of Reporting Person                       Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


 338954.1

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940


1.    Name and Address of Reporting Person

      Wilcox                   Bruce                    G.
      (Last)                  (First)                (Middle)

      c/o Cumberland Associates
      1114 Avenue of the Americas
                             (Street)

      New York               New York                  10036
      (City)                  (State)                  (Zip)



2.    Date of Event Requiring Statement
      (Month/Day/Year)

      1/29/96

3.    IRS or Social Security Number of Reporting Person
      (Voluntary)



4.    Issuer Name and Ticker or Trading Symbol

      Falcon Cable Systems Company (FAL)

5.    Relationship of Reporting Person to Issuer
                  (Check all applicable)

      _______ Director                               X   10% Owner
      _______ Officer (give title below)        ______   Other (specify below)



6.    If Amendment, Date of Original (Month/Day/Year)




 338954.1

                     TABLE I - Non-Derivative Securities Beneficially Owned

1.  Title of Security               2.  Amount of         3.  Ownership           4.  Nature of
    (Instr.4)                           Securities            Form:  Direct           Indirect
                                        Beneficially          (D) or                  Beneficial
                                        Owned                 Indirect (I)            Ownership
                                        (Instr.4)             (Instr.5)               (Instr.5)
-------------------------------------------------------------------------------------------------------
Units of limited partner-           368,200*              I                       By Partnership
ship interest
-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------





TABLE II -     Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

1.  Title of       2.  Date Exer-         3.  Title and               4. Con-         5. Owner-      6. Na-
    Deriva-            cisable and            Amount of Sec-          version         ship Form      ture
    tive               Expiration             urities Under-          or Exer-        of Deri-       of In-
    Security           Date                   lying Deriva-           cise            vative         direct
    (Instr.4)          (Month/Day/Year)       tive Security           Price of        Security:      Bene-
                                              (Instr.4)               Deri-           Direct         ficial
                                                                      vative          (D) or         Owner-
                                                                      Security        Indirect       ship
                                                                                      (I)            (Instr
                                                                                      (Instr.5)      .5)
                  ---------------------------------------------------
                   Date        Expir-          Title       Amount
                   Exer-       ation                       Or
                   cis-        Date                        Number
                   able                                    of
                                                           Shares
---------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------




Explanation of Responses:

* The reporting person disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein.

                    By:  /s/ Bruce G. Wilcox                  February 7, 1996
                    **Signature of Reporting Person                       Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


 338954.1

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940


1.    Name and Address of Reporting Person

      Poppe                   Eleanor
      (Last)                  (First)                (Middle)

      c/o Cumberland Associates
      1114 Avenue of the Americas
                             (Street)

      New York               New York                  10036
      (City)                  (State)                  (Zip)



2.    Date of Event Requiring Statement
      (Month/Day/Year)

      1/29/96

3.    IRS or Social Security Number of Reporting Person
      (Voluntary)



4.    Issuer Name and Ticker or Trading Symbol

      Falcon Cable Systems Company (FAL)

5.    Relationship of Reporting Person to Issuer
                  (Check all applicable)

      _______ Director                               X    10% Owner
      _______ Officer (give title below)        ______    Other (specify below)



6.    If Amendment, Date of Original (Month/Day/Year)




 338954.1

                     TABLE I - Non-Derivative Securities Beneficially Owned

1.  Title of Security               2.  Amount of         3.  Ownership           4.  Nature of
    (Instr.4)                           Securities            Form:  Direct           Indirect
                                        Beneficially          (D) or                  Beneficial
                                        Owned                 Indirect (I)            Ownership
                                        (Instr.4)             (Instr.5)               (Instr.5)
-------------------------------------------------------------------------------------------------------
Units of limited partner-           368,200*              I                       By Partnership
ship interest
-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------





TABLE II -     Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

1.  Title of       2.  Date Exer-         3.  Title and               4. Con-         5. Owner-      6. Na-
    Deriva-            cisable and            Amount of Sec-          version         ship Form      ture
    tive               Expiration             urities Under-          or Exer-        of Deri-       of In-
    Security           Date                   lying Deriva-           cise            vative         direct
    (Instr.4)          (Month/Day/Year)       tive Security           Price of        Security:      Bene-
                                              (Instr.4)               Deri-           Direct         ficial
                                                                      vative          (D) or         Owner-
                                                                      Security        Indirect       ship
                                                                                      (I)            (Instr
                                                                                      (Instr.5)      .5)
                  ---------------------------------------------------
                   Date        Expir-          Title       Amount
                   Exer-       ation                       Or
                   cis-        Date                        Number
                   able                                    of
                                                           Shares
---------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------




Explanation of Responses:

* The reporting person disclaims beneficial ownership of these securities except to the extent of her pecuniary interest therein.

                    By:  /s/ Eleanor Poppe                    February 7, 1996
                    **Signature of Reporting Person                       Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


 338954.1

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940


1.    Name and Address of Reporting Person

      Krevlin                  Glenn
      (Last)                  (First)                (Middle)

      c/o Cumberland Associates
      1114 Avenue of the Americas
                             (Street)

      New York               New York                  10036
      (City)                  (State)                  (Zip)



2.    Date of Event Requiring Statement
      (Month/Day/Year)

      1/29/96

3.    IRS or Social Security Number of Reporting Person
      (Voluntary)



4.    Issuer Name and Ticker or Trading Symbol

      Falcon Cable Systems Company (FAL)

5.    Relationship of Reporting Person to Issuer
                  (Check all applicable)

      _______ Director                               X   10% Owner
      _______ Officer (give title below)        ______   Other (specify below)



6.    If Amendment, Date of Original (Month/Day/Year)




 338954.1

                     TABLE I - Non-Derivative Securities Beneficially Owned

1.  Title of Security               2.  Amount of         3.  Ownership           4.  Nature of
    (Instr.4)                           Securities            Form:  Direct           Indirect
                                        Beneficially          (D) or                  Beneficial
                                        Owned                 Indirect (I)            Ownership
                                        (Instr.4)             (Instr.5)               (Instr.5)
-------------------------------------------------------------------------------------------------------
Units of limited partner-           368,200*              I                       By Partnership
ship interest
-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------





TABLE II -     Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

1.  Title of       2.  Date Exer-         3.  Title and               4. Con-         5. Owner-      6. Na-
    Deriva-            cisable and            Amount of Sec-          version         ship Form      ture
    tive               Expiration             urities Under-          or Exer-        of Deri-       of In-
    Security           Date                   lying Deriva-           cise            vative         direct
    (Instr.4)          (Month/Day/Year)       tive Security           Price of        Security:      Bene-
                                              (Instr.4)               Deri-           Direct         ficial
                                                                      vative          (D) or         Owner-
                                                                      Security        Indirect       ship
                                                                                      (I)            (Instr
                                                                                      (Instr.5)      .5)
                  ---------------------------------------------------
                   Date        Expir-          Title       Amount
                   Exer-       ation                       Or
                   cis-        Date                        Number
                   able                                    of
                                                           Shares
---------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------




Explanation of Responses:

* The reporting person disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein.

                     By:  /s/ Glenn Krevlin                    February 7, 1996
                     **Signature of Reporting Person                       Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


 338954.1

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
        Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940


1.    Name and Address of Reporting Person

      The Baupost Group, Inc.
      (Last)                  (First)                (Middle)

      44 Brattle Street - 2nd Floor
      P.O. Box 389125
                             (Street)

      Cambridge                 MA                  02238-9125
      (City)                  (State)                  (Zip)



2.    Date of Event Requiring Statement
      (Month/Day/Year)

      1/29/96

3.    IRS or Social Security Number of Reporting Person
      (Voluntary)



4.    Issuer Name and Ticker or Trading Symbol

      Falcon Cable Systems Company (FAL)

5.    Relationship of Reporting Person to Issuer
                  (Check all applicable)

      _______ Director                               X    10% Owner
      _______ Officer (give title below)        ______    Other (specify below)



6.    If Amendment, Date of Original (Month/Day/Year)




 338954.1

                     TABLE I - Non-Derivative Securities Beneficially Owned

1.  Title of Security               2.  Amount of         3.  Ownership           4.  Nature of
    (Instr.4)                           Securities            Form:  Direct           Indirect
                                        Beneficially          (D) or                  Beneficial
                                        Owned                 Indirect (I)            Ownership
                                        (Instr.4)             (Instr.5)               (Instr.5)
-------------------------------------------------------------------------------------------------------
Units of limited partner-           None*
ship interest
-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------





TABLE II -     Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

1.  Title of       2.  Date Exer-         3.  Title and               4. Con-         5. Owner-      6. Na-
    Deriva-            cisable and            Amount of Sec-          version         ship Form      ture
    tive               Expiration             urities Under-          or Exer-        of Deri-       of In-
    Security           Date                   lying Deriva-           cise            vative         direct
    (Instr.4)          (Month/Day/Year)       tive Security           Price of        Security:      Bene-
                                              (Instr.4)               Deri-           Direct         ficial
                                                                      vative          (D) or         Owner-
                                                                      Security        Indirect       ship
                                                                                      (I)            (Instr
                                                                                      (Instr.5)      .5)
                  ---------------------------------------------------
                   Date        Expir-          Title       Amount
                   Exer-       ation                       Or
                   cis-        Date                        Number
                   able                                    of
                                                           Shares
---------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------




Explanation of Responses:

* Pursuant to Rule 13d-3, the reporting person is deemed to own beneficially 500,200 units of limited partnership, which units the reporting person has disclaimed all beneficial ownership to and this report shall not be deemed to be an admission that the reporting person is the beneficial owner of such securities. The subject securities were purchased for accounts managed by the reporting person and the reporting person has no direct or indirect pecuniary interest in the subject securities except to the extent it has an interest in the managed accounts.

                        THE BAUPOST GROUP, INC.

                    By:  /s/ Paul Gannon                      February 7, 1996
                          Chief Financial and
                          Administrative Officer
                        **Signature of Reporting Person                    Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


 338954.1

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
        Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940


1.    Name and Address of Reporting Person

      Baupost Partners
      (Last)                  (First)                (Middle)

      44 Brattle Street - 2nd Floor
      P.O. Box 389125
                             (Street)

      Cambridge                 MA                  02238-9125
      (City)                  (State)                  (Zip)



2.    Date of Event Requiring Statement
      (Month/Day/Year)

      1/29/96

3.    IRS or Social Security Number of Reporting Person
      (Voluntary)



4.    Issuer Name and Ticker or Trading Symbol

      Falcon Cable Systems Company (FAL)

5.    Relationship of Reporting Person to Issuer
                  (Check all applicable)

      _______ Director                               X   10% Owner
      _______ Officer (give title below)        ______   Other (specify below)



6.    If Amendment, Date of Original (Month/Day/Year)




 338954.1

                     TABLE I - Non-Derivative Securities Beneficially Owned

1.  Title of Security               2.  Amount of         3.  Ownership           4.  Nature of
    (Instr.4)                           Securities            Form:  Direct           Indirect
                                        Beneficially          (D) or                  Beneficial
                                        Owned                 Indirect (I)            Ownership
                                        (Instr.4)             (Instr.5)               (Instr.5)
-------------------------------------------------------------------------------------------------------
Units of limited partner-           None*
ship interest
-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------





TABLE II -     Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

1.  Title of       2.  Date Exer-         3.  Title and               4. Con-         5. Owner-      6. Na-
    Deriva-            cisable and            Amount of Sec-          version         ship Form      ture
    tive               Expiration             urities Under-          or Exer-        of Deri-       of In-
    Security           Date                   lying Deriva-           cise            vative         direct
    (Instr.4)          (Month/Day/Year)       tive Security           Price of        Security:      Bene-
                                              (Instr.4)               Deri-           Direct         ficial
                                                                      vative          (D) or         Owner-
                                                                      Security        Indirect       ship
                                                                                      (I)            (Instr
                                                                                      (Instr.5)      .5)
                  ---------------------------------------------------
                   Date        Expir-          Title       Amount
                   Exer-       ation                       Or
                   cis-        Date                        Number
                   able                                    of
                                                           Shares
---------------------------------------------------------------------------------------------------------------


---------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------




Explanation of Responses:

* Pursuant to Rule 13d-3, the reporting person is deemed to own beneficially 341,400 units of limited partnership, which units the reporting person has disclaimed all beneficial ownership to and this report shall not be deemed to be an admission that the reporting person is the beneficial owner of such securities. The subject securities were purchased for accounts managed by the reporting person and the reporting person has no direct or indirect pecuniary interest in the subject securities except to the extent it has an interest in the managed accounts.

                        BAUPOST PARTNERS

                        By:  Baupost Group, Inc., general partner
                        By:  /s/ Paul Gannon                   February 7, 1996
                              Chief Financial and
                              Administrative Officer
                        **Signature of Reporting Person                Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


 338954.1

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
        Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940


1.    Name and Address of Reporting Person

      Klarman                  Seth                     A.
      (Last)                  (First)                (Middle)

      44 Brattle Street - 2nd Floor
      P.O. Box 389125
                             (Street)

      Cambridge                 MA                  02238-9125
      (City)                  (State)                  (Zip)



2.    Date of Event Requiring Statement
      (Month/Day/Year)

      1/29/96

3.    IRS or Social Security Number of Reporting Person
      (Voluntary)



4.    Issuer Name and Ticker or Trading Symbol

      Falcon Cable Systems Company (FAL)

5.    Relationship of Reporting Person to Issuer
                  (Check all applicable)

      _______ Director                               X    10% Owner
      _______ Officer (give title below)        ______    Other (specify below)



6.    If Amendment, Date of Original (Month/Day/Year)




 338954.1

                     TABLE I - Non-Derivative Securities Beneficially Owned

1.  Title of Security               2.  Amount of         3.  Ownership           4.  Nature of
    (Instr.4)                           Securities            Form:  Direct           Indirect
                                        Beneficially          (D) or                  Beneficial
                                        Owned                 Indirect (I)            Ownership
                                        (Instr.4)             (Instr.5)               (Instr.5)
-------------------------------------------------------------------------------------------------------
Units of limited partner-           None*
ship interest
-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------





TABLE II -     Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

1.  Title of       2.  Date Exer-         3.  Title and               4. Con-         5. Owner-      6. Na-
    Deriva-            cisable and            Amount of Sec-          version         ship Form      ture
    tive               Expiration             urities Under-          or Exer-        of Deri-       of In-
    Security           Date                   lying Deriva-           cise            vative         direct
    (Instr.4)          (Month/Day/Year)       tive Security           Price of        Security:      Bene-
                                              (Instr.4)               Deri-           Direct         ficial
                                                                      vative          (D) or         Owner-
                                                                      Security        Indirect       ship
                                                                                      (I)            (Instr
                                                                                      (Instr.5)      .5)
                  ---------------------------------------------------
                   Date        Expir-          Title       Amount
                   Exer-       ation                       Or
                   cis-        Date                        Number
                   able                                    of
                                                           Shares
---------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------




Explanation of Responses:

* Pursuant to Rule 13d-3, the reporting person is deemed to own beneficially 500,200 units of limited partnership, which units the reporting person has disclaimed all beneficial ownership to and this report shall not be deemed to be an admission that the reporting person is the beneficial owner of such securities. The subject securities were purchased for accounts managed by a corporation controlled by the reporting person and the reporting person has no direct or indirect pecuniary interest in the subject securities except to the extent he has an interest in the managed accounts.

                    By:  /s/ Seth A. Klarman                  February 7, 1996
                    **Signature of Reporting Person                       Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


 338954.1

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
        Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940


1.    Name and Address of Reporting Person

      Harvest Capital L.P.
      (Last)                  (First)                (Middle)

      767 Fifth Avenue - 46th Floor
                             (Street)

      New York               New York                  10153
      (City)                  (State)                  (Zip)



2.    Date of Event Requiring Statement
      (Month/Day/Year)

      1/29/96

3.    IRS or Social Security Number of Reporting Person
      (Voluntary)



4.    Issuer Name and Ticker or Trading Symbol

      Falcon Cable Systems Company (FAL)

5.    Relationship of Reporting Person to Issuer
                  (Check all applicable)

      _______ Director                               X    10% Owner
      _______ Officer (give title below)        ______    Other (specify below)



6.    If Amendment, Date of Original (Month/Day/Year)





 338954.1

                     TABLE I - Non-Derivative Securities Beneficially Owned

1.  Title of Security               2.  Amount of         3.  Ownership           4.  Nature of
    (Instr.4)                           Securities            Form:  Direct           Indirect
                                        Beneficially          (D) or                  Beneficial
                                        Owned                 Indirect (I)            Ownership
                                        (Instr.4)             (Instr.5)               (Instr.5)
-------------------------------------------------------------------------------------------------------
Units of limited partner-           83,900                D
ship interest
-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------





TABLE II -     Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

1.  Title of       2.  Date Exer-         3.  Title and               4. Con-         5. Owner-      6. Na-
    Deriva-            cisable and            Amount of Sec-          version         ship Form      ture
    tive               Expiration             urities Under-          or Exer-        of Deri-       of In-
    Security           Date                   lying Deriva-           cise            vative         direct
    (Instr.4)          (Month/Day/Year)       tive Security           Price of        Security:      Bene-
                                              (Instr.4)               Deri-           Direct         ficial
                                                                      vative          (D) or         Owner-
                                                                      Security        Indirect       ship
                                                                                      (I)            (Instr
                                                                                      (Instr.5)      .5)
                  ---------------------------------------------------
                   Date        Expir-          Title       Amount
                   Exer-       ation                       Or
                   cis-        Date                        Number
                   able                                    of
                                                           Shares
---------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------




Explanation of Responses:

                        HARVEST CAPITAL, L.P.

                     By: /s/ J. Morgan Rutman                  February 7, 1996
                            General Partner
                     **Signature of Reporting Person                       Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


 338954.1

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940


1.    Name and Address of Reporting Person

      Harvest Investment Management, Inc.
      (Last)                  (First)                (Middle)

      767 Fifth Avenue - 46th Floor
                             (Street)

      New York               New York                  10153
      (City)                  (State)                  (Zip)



2.    Date of Event Requiring Statement
      (Month/Day/Year)

      1/29/96

3.    IRS or Social Security Number of Reporting Person
      (Voluntary)



4.    Issuer Name and Ticker or Trading Symbol

      Falcon Cable Systems Company (FAL)

5.    Relationship of Reporting Person to Issuer
                  (Check all applicable)

      _______ Director                               X   10% Owner
      _______ Officer (give title below)        ______   Other (specify below)



6.    If Amendment, Date of Original (Month/Day/Year)





 338954.1

                     TABLE I - Non-Derivative Securities Beneficially Owned

1.  Title of Security               2.  Amount of         3.  Ownership           4.  Nature of
    (Instr.4)                           Securities            Form:  Direct           Indirect
                                        Beneficially          (D) or                  Beneficial
                                        Owned                 Indirect (I)            Ownership
                                        (Instr.4)             (Instr.5)               (Instr.5)
-------------------------------------------------------------------------------------------------------
Units of limited partner-           18,800*               I                       By Partnership
ship interest
-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------





TABLE II -     Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

1.  Title of       2.  Date Exer-         3.  Title and               4. Con-         5. Owner-      6. Na-
    Deriva-            cisable and            Amount of Sec-          version         ship Form      ture
    tive               Expiration             urities Under-          or Exer-        of Deri-       of In-
    Security           Date                   lying Deriva-           cise            vative         direct
    (Instr.4)          (Month/Day/Year)       tive Security           Price of        Security:      Bene-
                                              (Instr.4)               Deri-           Direct         ficial
                                                                      vative          (D) or         Owner-
                                                                      Security        Indirect       ship
                                                                                      (I)            (Instr
                                                                                      (Instr.5)      .5)
                  ---------------------------------------------------
                   Date        Expir-          Title       Amount
                   Exer-       ation                       Or
                   cis-        Date                        Number
                   able                                    of
                                                           Shares
---------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------




Explanation of Responses:

* Pursuant to Rule 13d-3, the reporting person is deemed to own beneficially 86,100 units of limited partnership. The reporting person only has an indirect pecuniary interest in 18,800 units of limited partnership and has disclaimed beneficial ownership to all other units of limited partnership it is deemed to own beneficially.

                        HARVEST INVESTMENT MANAGEMENT, INC.

                    By: /s/ J. Morgan Rutman                  February 7, 1996
                              President
                        **Signature of Reporting Person                   Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


 338954.1

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940


1.    Name and Address of Reporting Person

      Pine Harvest Partners, L.P.
      (Last)                  (First)                (Middle)

      767 Fifth Avenue - 46th Floor
                             (Street)

      New York               New York                  10153
      (City)                  (State)                  (Zip)



2.    Date of Event Requiring Statement
      (Month/Day/Year)

      1/29/96

3.    IRS or Social Security Number of Reporting Person
      (Voluntary)



4.    Issuer Name and Ticker or Trading Symbol

      Falcon Cable Systems Company (FAL)

5.    Relationship of Reporting Person to Issuer
                  (Check all applicable)

      _______ Director                                X   10% Owner
      _______ Officer (give title below)         ______   Other (specify below)



6.    If Amendment, Date of Original (Month/Day/Year)





 338954.1

                     TABLE I - Non-Derivative Securities Beneficially Owned

1.  Title of Security               2.  Amount of         3.  Ownership           4.  Nature of
    (Instr.4)                           Securities            Form:  Direct           Indirect
                                        Beneficially          (D) or                  Beneficial
                                        Owned                 Indirect (I)            Ownership
                                        (Instr.4)             (Instr.5)               (Instr.5)
-------------------------------------------------------------------------------------------------------
Units of limited partner-           18,800                D
ship interest
-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------





TABLE II -     Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

1.  Title of       2.  Date Exer-         3.  Title and               4. Con-         5. Owner-      6. Na-
    Deriva-            cisable and            Amount of Sec-          version         ship Form      ture
    tive               Expiration             urities Under-          or Exer-        of Deri-       of In-
    Security           Date                   lying Deriva-           cise            vative         direct
    (Instr.4)          (Month/Day/Year)       tive Security           Price of        Security:      Bene-
                                              (Instr.4)               Deri-           Direct         ficial
                                                                      vative          (D) or         Owner-
                                                                      Security        Indirect       ship
                                                                                      (I)            (Instr
                                                                                      (Instr.5)      .5)
                  ---------------------------------------------------
                   Date        Expir-          Title       Amount
                   Exer-       ation                       Or
                   cis-        Date                        Number
                   able                                    of
                                                           Shares
---------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------




Explanation of Responses:

                        PINE HARVEST PARTNERS, L.P.

                        By:  Harvest Investment Management, Inc.

                        By: /s/ J. Morgan Rutman              February 7, 1996
                              President
                        **Signature of Reporting Person                   Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

 338954.1

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940


1.    Name and Address of Reporting Person

      Harvest Advisors, L.L.C.
      (Last)                  (First)                (Middle)

      767 Fifth Avenue - 46th Floor
                             (Street)

      New York               New York                  10153
      (City)                  (State)                  (Zip)



2.    Date of Event Requiring Statement
      (Month/Day/Year)

      1/29/96

3.    IRS or Social Security Number of Reporting Person
      (Voluntary)



4.    Issuer Name and Ticker or Trading Symbol

      Falcon Cable Systems Company (FAL)

5.    Relationship of Reporting Person to Issuer
                  (Check all applicable)

      _______ Director                               X   10% Owner
      _______ Officer (give title below)        ______   Other (specify below)



6.    If Amendment, Date of Original (Month/Day/Year)





 338954.1

                     TABLE I - Non-Derivative Securities Beneficially Owned

1.  Title of Security               2.  Amount of         3.  Ownership           4.  Nature of
    (Instr.4)                           Securities            Form:  Direct           Indirect
                                        Beneficially          (D) or                  Beneficial
                                        Owned                 Indirect (I)            Ownership
                                        (Instr.4)             (Instr.5)               (Instr.5)
-------------------------------------------------------------------------------------------------------
Units of limited partner-           18,800                I                       By Partnership
ship interest
-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------





TABLE II -     Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

1.  Title of       2.  Date Exer-         3.  Title and               4. Con-         5. Owner-      6. Na-
    Deriva-            cisable and            Amount of Sec-          version         ship Form      ture
    tive               Expiration             urities Under-          or Exer-        of Deri-       of In-
    Security           Date                   lying Deriva-           cise            vative         direct
    (Instr.4)          (Month/Day/Year)       tive Security           Price of        Security:      Bene-
                                              (Instr.4)               Deri-           Direct         ficial
                                                                      vative          (D) or         Owner-
                                                                      Security        Indirect       ship
                                                                                      (I)            (Instr
                                                                                      (Instr.5)      .5)
                  ---------------------------------------------------
                   Date        Expir-          Title       Amount
                   Exer-       ation                       Or
                   cis-        Date                        Number
                   able                                    of
                                                           Shares
---------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------




Explanation of Responses:

                        HARVEST ADVISORS, L.L.C.

                     By: /s/ J. Morgan Rutman                  February 7, 1996
                           Member
                    **Signature of Reporting Person                       Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


 338954.1

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940


1.    Name and Address of Reporting Person

      LDB Corp.
      (Last)                  (First)                (Middle)

      767 Fifth Avenue - 46th Floor
                             (Street)

      New York               New York                  10153
      (City)                  (State)                  (Zip)



2.    Date of Event Requiring Statement
      (Month/Day/Year)

      1/29/96

3.    IRS or Social Security Number of Reporting Person
      (Voluntary)



4.    Issuer Name and Ticker or Trading Symbol

      Falcon Cable Systems Company (FAL)

5.    Relationship of Reporting Person to Issuer
                  (Check all applicable)

      _______ Director                               X    10% Owner
      _______ Officer (give title below)        ______    Other (specify below)



6.    If Amendment, Date of Original (Month/Day/Year)





 338954.1

                     TABLE I - Non-Derivative Securities Beneficially Owned

1.  Title of Security               2.  Amount of         3.  Ownership           4.  Nature of
    (Instr.4)                           Securities            Form:  Direct           Indirect
                                        Beneficially          (D) or                  Beneficial
                                        Owned                 Indirect (I)            Ownership
                                        (Instr.4)             (Instr.5)               (Instr.5)
-------------------------------------------------------------------------------------------------------
Units of limited partner-           83,900                I                       By Partnership
ship interest
-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------





TABLE II -     Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

1.  Title of       2.  Date Exer-         3.  Title and               4. Con-         5. Owner-      6. Na-
    Deriva-            cisable and            Amount of Sec-          version         ship Form      ture
    tive               Expiration             urities Under-          or Exer-        of Deri-       of In-
    Security           Date                   lying Deriva-           cise            vative         direct
    (Instr.4)          (Month/Day/Year)       tive Security           Price of        Security:      Bene-
                                              (Instr.4)               Deri-           Direct         ficial
                                                                      vative          (D) or         Owner-
                                                                      Security        Indirect       ship
                                                                                      (I)            (Instr
                                                                                      (Instr.5)      .5)
                  ---------------------------------------------------
                   Date        Expir-          Title       Amount
                   Exer-       ation                       Or
                   cis-        Date                        Number
                   able                                    of
                                                           Shares
---------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------




Explanation of Responses:

                        LBD CORP.

                     By:  /s/ Laurence Belfer                  February 7, 1996
                           President
                     **Signature of Reporting Person                       Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


 338954.1

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940


1.    Name and Address of Reporting Person

      Belfer                 Laurence                   D.
      (Last)                  (First)                (Middle)

      c/o Harvest Capital L.P.
      767 Fifth Avenue - 46th Floor
                             (Street)

      New York               New York                  10153
      (City)                  (State)                  (Zip)



2.    Date of Event Requiring Statement
      (Month/Day/Year)

      1/29/96

3.    IRS or Social Security Number of Reporting Person
      (Voluntary)



4.    Issuer Name and Ticker or Trading Symbol

      Falcon Cable Systems Company (FAL)

5.    Relationship of Reporting Person to Issuer
                  (Check all applicable)

      _______ Director                               X    10% Owner
      _______ Officer (give title below)        ______    Other (specify below)



6.    If Amendment, Date of Original (Month/Day/Year)




 338954.1

                     TABLE I - Non-Derivative Securities Beneficially Owned

1.  Title of Security               2.  Amount of         3.  Ownership           4.  Nature of
    (Instr.4)                           Securities            Form:  Direct           Indirect
                                        Beneficially          (D) or                  Beneficial
                                        Owned                 Indirect (I)            Ownership
                                        (Instr.4)             (Instr.5)               (Instr.5)
-------------------------------------------------------------------------------------------------------
Units of limited partner-           83,900                I                       By Corporation
ship interest                                                                     in a
                                                                                  Partnership
-------------------------------------------------------------------------------------------------------
Units of limited partner-           18,800                I                       By Limited
ship interest                                                                     Liability
                                                                                  Company in a
                                                                                  Partnership
-------------------------------------------------------------------------------------------------------





TABLE II -     Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

1.  Title of       2.  Date Exer-         3.  Title and               4. Con-         5. Owner-      6. Na-
    Deriva-            cisable and            Amount of Sec-          version         ship Form      ture
    tive               Expiration             urities Under-          or Exer-        of Deri-       of In-
    Security           Date                   lying Deriva-           cise            vative         direct
    (Instr.4)          (Month/Day/Year)       tive Security           Price of        Security:      Bene-
                                              (Instr.4)               Deri-           Direct         ficial
                                                                      vative          (D) or         Owner-
                                                                      Security        Indirect       ship
                                                                                      (I)            (Instr
                                                                                      (Instr.5)      .5)
                  ---------------------------------------------------
                   Date        Expir-          Title       Amount
                   Exer-       ation                       Or
                   cis-        Date                        Number
                   able                                    of
                                                           Shares
---------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------




Explanation of Responses:

                     By: /s/ Laurence Belfer                   February 7, 1996
                     **Signature of Reporting Person                       Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


 338954.1

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940


1.    Name and Address of Reporting Person

      Rutman                    J. \                  Morgan
      (Last)                  (First)                (Middle)

      c/o Harvest Capital L.P.
      767 Fifth Avenue - 46th Floor
                             (Street)

      New York               New York                  10153
      (City)                  (State)                  (Zip)



2.    Date of Event Requiring Statement
      (Month/Day/Year)

      1/29/96

3.    IRS or Social Security Number of Reporting Person
      (Voluntary)



4.    Issuer Name and Ticker or Trading Symbol

      Falcon Cable Systems Company (FAL)

5.    Relationship of Reporting Person to Issuer
                  (Check all applicable)

      _______ Director                               X   10% Owner
      _______ Officer (give title below)        ______   Other (specify below)



6.    If Amendment, Date of Original (Month/Day/Year)




 338954.1

                     TABLE I - Non-Derivative Securities Beneficially Owned

1.  Title of Security               2.  Amount of         3.  Ownership           4.  Nature of
    (Instr.4)                           Securities            Form:  Direct           Indirect
                                        Beneficially          (D) or                  Beneficial
                                        Owned                 Indirect (I)            Ownership
                                        (Instr.4)             (Instr.5)               (Instr.5)
-------------------------------------------------------------------------------------------------------
Units of limited partner-           83,900                I                       By Partnership
ship interest
-------------------------------------------------------------------------------------------------------
Units of limited partner-           18,800                I                       By Limited
ship interest                                                                     Liability
                                                                                  Company in a
                                                                                  Partnership
-------------------------------------------------------------------------------------------------------





TABLE II -     Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

1.  Title of       2.  Date Exer-         3.  Title and               4. Con-         5. Owner-      6. Na-
    Deriva-            cisable and            Amount of Sec-          version         ship Form      ture
    tive               Expiration             urities Under-          or Exer-        of Deri-       of In-
    Security           Date                   lying Deriva-           cise            vative         direct
    (Instr.4)          (Month/Day/Year)       tive Security           Price of        Security:      Bene-
                                              (Instr.4)               Deri-           Direct         ficial
                                                                      vative          (D) or         Owner-
                                                                      Security        Indirect       ship
                                                                                      (I)            (Instr
                                                                                      (Instr.5)      .5)
                  ---------------------------------------------------
                   Date        Expir-          Title       Amount
                   Exer-       ation                       Or
                   cis-        Date                        Number
                   able                                    of
                                                           Shares
---------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------




Explanation of Responses:

                     By:  /s/ J. Morgan Rutman                 February 7, 1996
                     **Signature of Reporting Person                       Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


 338954.1

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940


1.    Name and Address of Reporting Person

      Kellner                Marjorie                Gochberg
      (Last)                  (First)                (Middle)

      c/o Harvest Capital L.P.
      767 Fifth Avenue - 46th Floor
                             (Street)

      New York               New York                  10153
      (City)                  (State)                  (Zip)



2.    Date of Event Requiring Statement
      (Month/Day/Year)

      1/29/96

3.    IRS or Social Security Number of Reporting Person
      (Voluntary)



4.    Issuer Name and Ticker or Trading Symbol

      Falcon Cable Systems Company (FAL)

5.    Relationship of Reporting Person to Issuer
                  (Check all applicable)

      _______ Director                               X   10% Owner
      _______ Officer (give title below)        ______   Other (specify below)



6.    If Amendment, Date of Original (Month/Day/Year)




 338954.1

                     TABLE I - Non-Derivative Securities Beneficially Owned

1.  Title of Security               2.  Amount of         3.  Ownership           4.  Nature of
    (Instr.4)                           Securities            Form:  Direct           Indirect
                                        Beneficially          (D) or                  Beneficial
                                        Owned                 Indirect (I)            Ownership
                                        (Instr.4)             (Instr.5)               (Instr.5)
-------------------------------------------------------------------------------------------------------
Units of limited partner-           83,900                I                       By Partnership
ship interest
-------------------------------------------------------------------------------------------------------
Units of limited partner-           18,800                I                       By Limited
ship interest                                                                     Liability
                                                                                  Company in a
                                                                                  Partnership
-------------------------------------------------------------------------------------------------------





TABLE II -     Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

1.  Title of       2.  Date Exer-         3.  Title and               4. Con-         5. Owner-      6. Na-
    Deriva-            cisable and            Amount of Sec-          version         ship Form      ture
    tive               Expiration             urities Under-          or Exer-        of Deri-       of In-
    Security           Date                   lying Deriva-           cise            vative         direct
    (Instr.4)          (Month/Day/Year)       tive Security           Price of        Security:      Bene-
                                              (Instr.4)               Deri-           Direct         ficial
                                                                      vative          (D) or         Owner-
                                                                      Security        Indirect       ship
                                                                                      (I)            (Instr
                                                                                      (Instr.5)      .5)
                  ---------------------------------------------------
                   Date        Expir-          Title       Amount
                   Exer-       ation                       Or
                   cis-        Date                        Number
                   able                                    of
                                                           Shares
---------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------




Explanation of Responses:

                     By: /s/ Marjorie Gochberg Kellner         February 7, 1996
                     **Signature of Reporting Person                       Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


 338954.1

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940


1.    Name and Address of Reporting Person

      Tweedy, Browne Company L.P.
      (Last)                  (First)                (Middle)

      52 Vanderbilt Avenue
                             (Street)

      New York               New York                  10017
      (City)                  (State)                  (Zip)



2.    Date of Event Requiring Statement
      (Month/Day/Year)

      1/29/96

3.    IRS or Social Security Number of Reporting Person
      (Voluntary)



4.    Issuer Name and Ticker or Trading Symbol

      Falcon Cable Systems Company (FAL)

5.    Relationship of Reporting Person to Issuer
                  (Check all applicable)

      _______ Director                              X   10% Owner
      _______ Officer (give title below)        _____   Other (specify below)



6.    If Amendment, Date of Original (Month/Day/Year)





 338954.1

                     TABLE I - Non-Derivative Securities Beneficially Owned

1.  Title of Security               2.  Amount of         3.  Ownership           4.  Nature of
    (Instr.4)                           Securities            Form:  Direct           Indirect
                                        Beneficially          (D) or                  Beneficial
                                        Owned                 Indirect (I)            Ownership
                                        (Instr.4)             (Instr.5)               (Instr.5)
-------------------------------------------------------------------------------------------------------
Units of limited partner-           None*
ship interest
-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------





TABLE II -     Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

1.  Title of       2.  Date Exer-         3.  Title and               4. Con-         5. Owner-      6. Na-
    Deriva-            cisable and            Amount of Sec-          version         ship Form      ture
    tive               Expiration             urities Under-          or Exer-        of Deri-       of In-
    Security           Date                   lying Deriva-           cise            vative         direct
    (Instr.4)          (Month/Day/Year)       tive Security           Price of        Security:      Bene-
                                              (Instr.4)               Deri-           Direct         ficial
                                                                      vative          (D) or         Owner-
                                                                      Security        Indirect       ship
                                                                                      (I)            (Instr
                                                                                      (Instr.5)      .5)
                  ---------------------------------------------------
                   Date        Expir-          Title       Amount
                   Exer-       ation                       Or
                   cis-        Date                        Number
                   able                                    of
                                                           Shares
---------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------




Explanation of Responses:

* Pursuant to Rule 13d-3, the reporting person is deemed to own beneficially 290,040 units of limited partnership, which units the reporting person has disclaimed all beneficial ownership to and this report shall not be deemed to be an admission that the reporting person is the beneficial owner of such securities. The reporting person has no direct or indirect pecuniary interest in the subject securities.

                        TWEEDY, BROWNE COMPANY L.P.

                     By: /s/ Christopher H. Browne             February 7, 1996
                           General Partner
                     **Signature of Reporting Person                       Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


 338954.1

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940


1.    Name and Address of Reporting Person

      Browne                Christopher                 H.
      (Last)                  (First)                (Middle)

      c/o Tweedy, Browne Company L.P.
      52 Vanderbilt Avenue
                             (Street)

      New York               New York                  10017
      (City)                  (State)                  (Zip)



2.    Date of Event Requiring Statement
      (Month/Day/Year)

      1/29/96

3.    IRS or Social Security Number of Reporting Person
      (Voluntary)



4.    Issuer Name and Ticker or Trading Symbol

      Falcon Cable Systems Company (FAL)

5.    Relationship of Reporting Person to Issuer
                  (Check all applicable)

      _______ Director                               X    10% Owner
      _______ Officer (give title below)        ______    Other (specify below)



6.    If Amendment, Date of Original (Month/Day/Year)




 338954.1

                     TABLE I - Non-Derivative Securities Beneficially Owned

1.  Title of Security               2.  Amount of         3.  Ownership           4.  Nature of
    (Instr.4)                           Securities            Form:  Direct           Indirect
                                        Beneficially          (D) or                  Beneficial
                                        Owned                 Indirect (I)            Ownership
                                        (Instr.4)             (Instr.5)               (Instr.5)
-------------------------------------------------------------------------------------------------------
Units of limited partner-           53,400*               I                       By Corporation
ship interest
-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------





TABLE II -     Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

1.  Title of       2.  Date Exer-         3.  Title and               4. Con-         5. Owner-      6. Na-
    Deriva-            cisable and            Amount of Sec-          version         ship Form      ture
    tive               Expiration             urities Under-          or Exer-        of Deri-       of In-
    Security           Date                   lying Deriva-           cise            vative         direct
    (Instr.4)          (Month/Day/Year)       tive Security           Price of        Security:      Bene-
                                              (Instr.4)               Deri-           Direct         ficial
                                                                      vative          (D) or         Owner-
                                                                      Security        Indirect       ship
                                                                                      (I)            (Instr
                                                                                      (Instr.5)      .5)
                  ---------------------------------------------------
                   Date        Expir-          Title       Amount
                   Exer-       ation                       Or
                   cis-        Date                        Number
                   able                                    of
                                                           Shares
---------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------




Explanation of Responses:

* Pursuant to Rule 13d-3, the reporting person is deemed to own beneficially 290,040 units of limited partnership. The subject securities were purchased for accounts managed by Tweedy, Browne Company L.P. ("TBC"); the reporting person only has an indirect pecuniary interest in 53,400 units of limited partnership owned by Tweedy, Browne N.V., a foreign corporation in which the reporting person is a shareholder and one of TBC's managed accounts. The reporting person disclaims beneficial ownership of the excess of his pro rata interest in the subject securities through his shareholding in the foreign corporation.

                     By: /s/ Christopher H. Browne             February 7, 1996
                     **Signature of Reporting Person                       Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


 338954.1

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940


1.    Name and Address of Reporting Person

      Browne                  William                   H.
      (Last)                  (First)                (Middle)

      c/o Tweedy, Browne Company L.P.
      52 Vanderbilt Avenue
                             (Street)

      New York               New York                  10017
      (City)                  (State)                  (Zip)



2.    Date of Event Requiring Statement
      (Month/Day/Year)

      1/29/96

3.    IRS or Social Security Number of Reporting Person
      (Voluntary)



4.    Issuer Name and Ticker or Trading Symbol

      Falcon Cable Systems Company (FAL)

5.    Relationship of Reporting Person to Issuer
                  (Check all applicable)

      _______ Director                               X    10% Owner
      _______ Officer (give title below)        ______    Other (specify below)



6.    If Amendment, Date of Original (Month/Day/Year)




 338954.1

                     TABLE I - Non-Derivative Securities Beneficially Owned

1.  Title of Security               2.  Amount of         3.  Ownership           4.  Nature of
    (Instr.4)                           Securities            Form:  Direct           Indirect
                                        Beneficially          (D) or                  Beneficial
                                        Owned                 Indirect (I)            Ownership
                                        (Instr.4)             (Instr.5)               (Instr.5)
-------------------------------------------------------------------------------------------------------
Units of limited partner-           53,400*               I                       By Corporation
ship interest
-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------





TABLE II -     Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

1.  Title of       2.  Date Exer-         3.  Title and               4. Con-         5. Owner-      6. Na-
    Deriva-            cisable and            Amount of Sec-          version         ship Form      ture
    tive               Expiration             urities Under-          or Exer-        of Deri-       of In-
    Security           Date                   lying Deriva-           cise            vative         direct
    (Instr.4)          (Month/Day/Year)       tive Security           Price of        Security:      Bene-
                                              (Instr.4)               Deri-           Direct         ficial
                                                                      vative          (D) or         Owner-
                                                                      Security        Indirect       ship
                                                                                      (I)            (Instr
                                                                                      (Instr.5)      .5)
                  ---------------------------------------------------
                   Date        Expir-          Title       Amount
                   Exer-       ation                       Or
                   cis-        Date                        Number
                   able                                    of
                                                           Shares
---------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------




Explanation of Responses:

* Pursuant to Rule 13d-3, the reporting person is deemed to own beneficially 290,040 units of limited partnership. The subject securities were purchased for accounts managed by Tweedy, Browne Company L.P. ("TBC"); the reporting person only has an indirect pecuniary interest in 53,400 units of limited partnership owned by Tweedy, Browne N.V., a foreign corporation in which the reporting person is a shareholder and one of TBC's managed accounts. The reporting person disclaims beneficial ownership of the excess of his pro rata interest in the subject securities through his shareholding in the foreign corporation.

                     By: /s/ William H. Browne                 February 7, 1996
                     **Signature of Reporting Person                       Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


 338954.1

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940


1.    Name and Address of Reporting Person

      Spears                   John                     D.
      (Last)                  (First)                (Middle)

      c/o Tweedy, Browne Company L.P.
      52 Vanderbilt Avenue
                             (Street)

      New York               New York                  10017
      (City)                  (State)                  (Zip)



2.    Date of Event Requiring Statement
      (Month/Day/Year)

      1/29/96

3.    IRS or Social Security Number of Reporting Person
      (Voluntary)



4.    Issuer Name and Ticker or Trading Symbol

      Falcon Cable Systems Company (FAL)

5.    Relationship of Reporting Person to Issuer
                  (Check all applicable)

      _______ Director                               X    10% Owner
      _______ Officer (give title below)        ______    Other (specify below)



6.    If Amendment, Date of Original (Month/Day/Year)




 338954.1

                     TABLE I - Non-Derivative Securities Beneficially Owned

1.  Title of Security               2.  Amount of         3.  Ownership           4.  Nature of
    (Instr.4)                           Securities            Form:  Direct           Indirect
                                        Beneficially          (D) or                  Beneficial
                                        Owned                 Indirect (I)            Ownership
                                        (Instr.4)             (Instr.5)               (Instr.5)
-------------------------------------------------------------------------------------------------------
Units of limited partner-           53,400*               I                       By Corporation
ship interest
-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------





TABLE II -     Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

1.  Title of       2.  Date Exer-         3.  Title and               4. Con-         5. Owner-      6. Na-
    Deriva-            cisable and            Amount of Sec-          version         ship Form      ture
    tive               Expiration             urities Under-          or Exer-        of Deri-       of In-
    Security           Date                   lying Deriva-           cise            vative         direct
    (Instr.4)          (Month/Day/Year)       tive Security           Price of        Security:      Bene-
                                              (Instr.4)               Deri-           Direct         ficial
                                                                      vative          (D) or         Owner-
                                                                      Security        Indirect       ship
                                                                                      (I)            (Instr
                                                                                      (Instr.5)      .5)
                  ---------------------------------------------------
                   Date        Expir-          Title       Amount
                   Exer-       ation                       Or
                   cis-        Date                        Number
                   able                                    of
                                                           Shares
---------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------




Explanation of Responses:

* Pursuant to Rule 13d-3, the reporting person is deemed to own beneficially 290,040 units of limited partnership. The subject securities were purchased for accounts managed by Tweedy, Browne Company L.P. ("TBC"); the reporting person only has an indirect pecuniary interest in 53,400 units of limited partnership owned by Tweedy, Browne N.V., a foreign corporation in which the reporting person is a shareholder and one of TBC's managed accounts. The reporting person disclaims beneficial ownership of the excess of his pro rata interest in the subject securities through his shareholding in the foreign corporation.

                     By: /s/ John D. Spears                    February 7, 1996
                     **Signature of Reporting Person                       Date



** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


 338954.1

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940


1.    Name and Address of Reporting Person

      Zankel                  Arthur
      (Last)                  (First)                (Middle)

      c/o First Manhattan Co.
      437 Madison Avenue
                             (Street)

      New York               New York                  10022
      (City)                  (State)                  (Zip)



2.    Date of Event Requiring Statement
      (Month/Day/Year)

      1/29/96

3.    IRS or Social Security Number of Reporting Person
      (Voluntary)



4.    Issuer Name and Ticker or Trading Symbol

      Falcon Cable Systems Company (FAL)

5.    Relationship of Reporting Person to Issuer
                  (Check all applicable)

      _______ Director                               X    10% Owner
      _______ Officer (give title below)        ______    Other (specify below)



6.    If Amendment, Date of Original (Month/Day/Year)




 338954.1

                     TABLE I - Non-Derivative Securities Beneficially Owned

1.  Title of Security               2.  Amount of         3.  Ownership           4.  Nature of
    (Instr.4)                           Securities            Form:  Direct           Indirect
                                        Beneficially          (D) or                  Beneficial
                                        Owned                 Indirect (I)            Ownership
                                        (Instr.4)             (Instr.5)               (Instr.5)
-------------------------------------------------------------------------------------------------------
Units of limited partner-           50,000                D
ship interest
-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------





TABLE II -     Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

1.  Title of       2.  Date Exer-         3.  Title and               4. Con-         5. Owner-      6. Na-
    Deriva-            cisable and            Amount of Sec-          version         ship Form      ture
    tive               Expiration             urities Under-          or Exer-        of Deri-       of In-
    Security           Date                   lying Deriva-           cise            vative         direct
    (Instr.4)          (Month/Day/Year)       tive Security           Price of        Security:      Bene-
                                              (Instr.4)               Deri-           Direct         ficial
                                                                      vative          (D) or         Owner-
                                                                      Security        Indirect       ship
                                                                                      (I)            (Instr
                                                                                      (Instr.5)      .5)
                  ---------------------------------------------------
                   Date        Expir-          Title       Amount
                   Exer-       ation                       Or
                   cis-        Date                        Number
                   able                                    of
                                                           Shares
---------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------




Explanation of Responses:

                     By: /s/ Arthur Zankel                     February 7, 1996
                    **Signature of Reporting Person                       Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


 338954.1